UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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WASTE CONNECTIONS, INC.
(Name of Registrant as Specified in Its Charter)
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April 16, 2019

Supplemental Information Regarding Proposal 4 –
Approval of a Special Resolution Empowering and Authorizing
the Board of Directors to Fix the Number of Directors

Dear Shareholders,

Further to the recently announced death of one of our Board members, Mr. Robert H. Davis, we would like to take this opportunity to provide supplemental background information on why the Board of Directors (the “Board”) of Waste Connections, Inc. (the “Company”) is placing Proposal 4 before the shareholders at the annual and special meeting of shareholders being held on May 17, 2019, and why we are asking for your support by voting in accordance with the recommendations of our Board of Directors on Proposal 4. By adopting Proposal 4, the director appointment proposal, the Board will have the flexibility to increase the size of the Board and appoint additional directors between our annual meetings of the Company’s shareholders. The recent passing of Mr. Davis has underscored the importance of the director appointment proposal. We believe that the approval of the director appointment proposal is in the best interests of the Company because it will provide the Board with flexibility to replenish and strengthen the Board between our annual meetings if qualified candidates are identified during such period.

Ability of Board to Appoint Directors between Annual Meetings is Consistent with other Public Companies in Canada and the United States

It is very common for boards of directors of other public companies in Canada and the United States to have the power to appoint additional directors between annual meetings of shareholders. Typically, boards of directors are accorded this power in a company’s formation documents or under corporate statute; however, unlike other corporate statutes in Canada and the United States, the Business Corporations Act (Ontario) (the “OBCA”), the Company’s governing statute, has the unique requirement that shareholders of a company must also empower the directors to determine the size of the board by special resolution which, by extension, allows the board to appoint additional directors between annual meetings of shareholders. For a further discussion of the specific requirements under the OBCA, please review the Company’s disclosure under the heading “Proposal 4 – Approval of a Special Resolution Empowering and Authorizing the Board of Directors to Fix the Number of Directors” in our proxy statement.

Although the Articles of the Company provide for a minimum of three and a maximum of 10 directors, and the Company’s By-law No. 1 contemplates the ability of the Board to determine its size, a special resolution empowering directors to determine the size of the Board has never been proposed or approved by the Company’s shareholders. As a result, the Company is currently unable to appoint additional directors to the Board between annual meetings.

If the director appointment proposal is approved, shareholders of the Company will have protections similar to those provided under other corporate statutes in Canada and the United States, including that directors appointed by the Board between annual meetings will hold office for a term expiring not later than the close of the next annual meeting of shareholders and that the total number of directors so appointed by the Board may not exceed one-third of the number of directors elected at the previous annual meeting.

Increased Flexibility for Board Refreshment

The Board believes that in order to improve its performance and promote director readiness, it must continually review and assess whether its composition includes appropriate competencies and director skills in the context of the Company’s long-term strategy and evolving market and industry dynamics. The director appointment proposal will provide the Board increased flexibility when evaluating the composition and refreshment of the Board and in considering additional individuals with the skills, competencies and experience that support the Board in carrying out its responsibilities effectively. Board refreshment is an important process that allows the Board to more closely align itself with the Company’s business strategy to effect long-term value creation and to help the Board determine if any gaps exist. The director appointment proposal will facilitate the Board’s future refreshment practices by providing the Board increased flexibility to recruit and appoint new directors when required.

As discussed in our proxy statement, the Nominating and Corporate Governance Committee intends to engage a third-party search firm in 2019 to assist with its search for potential new directors and ensure potential nominees include diverse candidates. Accordingly, the Board wishes to have the ability to invite individuals it identifies through the search process to join the Board between annual meetings. The director appointment resolution would enable the Board to do so.

Conclusion

The Board’s ability to appoint directors between annual meetings will allow it to quickly take advantage of opportunities to replenish the Board with qualified candidates and respond to unforeseeable events and changing market and industry dynamics. At the same time, given the limitation on the number of directors who can be added from time to time between meetings and the expiry of the term of such directors at the next annual meeting, the shareholders maintain their control over the composition of the Board and will ultimately determine whether to elect directors appointed by the Board at the following annual meeting.

For these reasons, we are asking you to support the director appointment proposal and provide the Board with increased flexibility to appoint directors between annual meetings, consistent with boards of directors of other public companies in Canada and the United States.

Safe Harbor and Forward-Looking Information

This supplemental information communication contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (“PSLRA”), including “forward-looking information” within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect the Company’s current beliefs and expectations regarding future events, including plans to engage a third-party search firm to assist with the Company’s search for new directors. These forward-looking statements are often identified by the words “plans,” “may,” “believes,” “expects,” “estimates,” “intends” or other words of similar meaning, although not all forward-looking statements contain these identifying words. All of the forward-looking statements included in this supplemental information communication are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks, assumptions and uncertainties. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company’s filings with the SEC and the securities commissions or similar regulatory authorities in Canada. You should not place undue reliance on forward-looking statements, which speak only as of the date of this supplemental information communication. The Company undertakes no obligation to update the forward-looking statements set forth in this supplemental information communication, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

Contact

Thank you for your consideration. If you have any questions, please feel free to contact Mary Anne Whitney, Senior Vice President and Chief Financial Officer, at (832) 442-2253 or at maryannew@wasteconnections.com.